UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2018

Commission	Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.
1-8809	SCANA Corporation (a South Carolina corporation)	57-0784499
1-3375	South Carolina Electric & Gas Company (a South Carolina corporation)	57-0248695
100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 40.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This combined Form 8-K is separately filed by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual registrant is filed by such registrant on its own behalf. South Carolina Electric & Gas Company makes no representation as to information relating to SCANA Corporation or its subsidiaries (other than South Carolina Electric & Gas Company and its consolidated affiliates).

Item 8.01 Other Events

SCANA Corporation (SCANA) is filing this report on Form 8-K to update investors on several recent developments relating to the company.  In addition, this report updates information on these topics provided in the proxy statement/prospectus dated June 8, 2018 and delivered beginning on or about June 15, 2018 to the holders of record of SCANA’s common stock on May 31, 2018, the record date for the special meeting of shareholders to vote on the proposed merger of SCANA with a subsidiary of Dominion Energy, Inc. (Dominion Energy) and certain related matters.
New Legislation
On June 27, 2018, the South Carolina General Assembly adopted legislation (2018 South Carolina Laws Act 258), which became effective June 28, 2018, to reduce the amount South Carolina Electric & Gas Company (SCE&G) can collect from customers under the Base Load Review Act (BLRA) related to the V.C. Summer new nuclear construction project (Act No. 258 or Act).
Act No. 258 requires that the Public Service Commission of South Carolina (SCPSC) order a reduction in the portion of SCE&G’s retail electric rates associated with the V.C. Summer new nuclear construction project from approximately 18 percent of the average residential electric customer’s bill to approximately 3.2 percent, or a reduction of approximately $31 million per month. Absent an earlier ruling from the SCPSC, which could be issued only on the SCPSC’s own initiative, this lower rate is to be effective until the SCPSC renders a final decision on the merits of the joint petition that was filed in connection with the proposed merger of SCANA with Sedona Corp., a subsidiary of Dominion Energy.
On July 2 and 3, 2018, the SCPSC issued orders implementing the rate reduction required by Act No. 258, with such rate reduction being applied retroactively to April 1, 2018. Unless relief discussed below is granted, the new rates and retroactive credits required by the Act are to be put into effect with the SCE&G billing cycle beginning August 7, 2018.
In addition to the reduction of SCE&G’s electric rates (which rates had been previously approved by the SCPSC), the Act alters various procedures previously applicable under the BLRA, including redefining the standard of care required by the BLRA and supplying definitions of key terms that would affect the evidence required to establish SCE&G’s ability to recover its costs associated with the new nuclear construction project.
On June 29, 2018, SCE&G filed a lawsuit challenging the constitutionality of Act No. 258 along with S. 954 described below. In the lawsuit, SCE&G seeks a declaration that the new laws are unconstitutional and asks the court to issue an injunction prohibiting the SCPSC from implementing Act No. 258. The lawsuit was filed in the United States District Court for the District of South Carolina, Columbia Division.
In its lawsuit, SCE&G asserts that the rate reduction and other aspects of the new laws constitute an unlawful taking of private property, deny it due process of law, and constitute an unlawful bill of attainder, all in violation of various provisions of the United States Constitution.
On July 2, 2018, the Governor of South Carolina signed into law S. 954, which, among other things, prohibits the SCPSC from holding a hearing on the joint petition before November 1, 2018, and requires it to issue an order on the merits of the joint petition by December 21, 2018. Thereafter, on July 5, 2018, the SCPSC established November 1, 2018 as the hearing date for the joint petition as well as the other proceedings that the SCPSC had previously consolidated with the joint petition.
A hearing on SCE&G’s motion for the issuance of a preliminary injunction is currently scheduled to begin July 30, 2018. Dominion Energy and Sedona Corp. would not be obligated to complete the pending merger with SCANA if Act No. 258 remains in effect and is implemented.
Quarterly Dividend
On June 28, 2018, SCANA announced that its Board of Directors (Board) had declared a quarterly dividend of 12.37 cents per share of SCANA’s common stock for the quarter ending June 30, 2018. This quarterly cash dividend reflects a reduction from the 61.25 cents per share paid on SCANA’s common stock for the first quarter of 2018. The approximately 80 percent reduction in the dividend corresponds to the portion of the dividend attributable to the electric portion of SCE&G’s operations. The Board made this reduction to preserve its options as SCANA continues to seek a resolution to the recovery of costs for the V.C. Summer new nuclear construction project.

The dividend is payable July 18, 2018 to shareholders of record on July 10, 2018. As noted in previous disclosures by SCANA, the payment of future dividends will be evaluated quarterly by the Board.
Litigation
On June 27, 2018, in In re SCANA Corporation Derivative Litigation (Civil Action Number 3:17-3166-MBS), which includes multiple shareholder derivative lawsuits in federal court against certain present and former officers and directors of SCANA in the United States District Court for the District of South Carolina, Columbia Division, the court denied defendants’ motions to dismiss. The defendants have until July 27, 2018, to file answers to the complaint.
FERC Approval
On July 12, 2018 the Federal Energy Regulatory Commission issued an order approving the proposed merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

Date: July 16, 2018	By:	/s/James E. Swan, IV
James E. Swan, IV
Vice President and Controller